Exhibit 99.1

Press Release

ARI ANNOUNCES THIRD QUARTER RESULTS

Company reports increased revenues and two strategic acquisitions

Milwaukee, Wis., June 15, 2009 – ARI (OTCBB:ARIS), a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets, today reported results for its third fiscal quarter ended April 30, 2009.

Third Quarter Fiscal 2009 Highlights

Revenues increased to $4.17 million for the third quarter of fiscal 2009, compared to $4.16 million for the third quarter of fiscal 2008.

Operating income decreased 34.9% to $278,000 for the third quarter of fiscal 2009, compared to $427,000 for the third quarter of fiscal 2008.

Net income decreased 47.1% to $226,000 or $0.03 per diluted share for the third quarter of fiscal 2009, compared to $427,000 or $0.06 per diluted share for the third quarter of fiscal 2008.

First Nine Months Fiscal 2009 Highlights

Revenues decreased 2.5% to $12.29 million for the first nine months of fiscal 2009, compared to $12.60 million for the first nine months of fiscal 2008.

Operating income decreased 17.5% to $872,000 for the first nine months of fiscal 2009, compared to $1.06 million for the first nine months of fiscal 2008.

Net income decreased 46.5% to $538,000 or $0.08 per diluted share for the first nine months of fiscal 2009, compared to $1.01 million or $0.14 per diluted share for the first nine months of fiscal 2008, primarily due to non-cash adjustments to deferred tax assets in the fiscal second and third quarters.

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11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

__________________________________________________________________________________www.arinet.com

Operations Review

“In the third quarter, revenue was slightly higher, compared to the same period last year, as a result of strong sales of new marketing services and continued high levels of renewals for marketing services and catalog subscriptions, partially offset by a decline in professional services revenue.  The overall strength in our catalog subscription revenue is due to the essential nature of ARI’s offerings to our customers’ parts and service business, together with the value they derive from increased market presence and incremental revenue linked to our WebsiteSmart Pro™ and SearchEngineSmart™ services,” said Roy W. Olivier, President and Chief Executive Officer.  “Professional services revenue continues to experience the pressures of the ongoing global economic downturn as customers are delaying projects.  However, we have recently added market-leading tools that allow our customers to generate, manage and close new sales leads as a result of our acquisition of Channel Blade Technologies Corporation. We have also gained new capabilities in providing outsourced finance and insurance (F&I) services through our acquisition of the assets of Powersports Outsourcing Group.  These proven products are very valuable to our customers and the industries we serve.  Because both acquisitions were completed in the latter half of April, they have only had a nominal impact on our third quarter revenue, but are expected to have a stronger impact in the fourth quarter and beyond,” added Olivier.

“The decrease in operating income was primarily due to an increase in publishing costs to provide new parts, garment and accessories catalog content to ARI’s customers, as well as operating costs related to the operations of the Company’s recent acquisitions.  We estimate that the effect of the economic downturn reduces the Company’s ability to utilize its net operating loss carryforwards from prior years.  As a result, we increased our valuation reserve for deferred tax assets, resulting in a $233,000 non-cash charge against net earnings for the first nine months of fiscal 2009,” said Kenneth S. Folberg, Chief Financial Officer.

“The cash generated from operations on a year to date basis enabled ARI to pay down $625,000 of funded debt and invest over $1.5 million in product development, capital improvements and two business acquisitions during the first nine months of this fiscal year, without decreasing our cash balance.  This is consistent with our plan to continue enhancing our product offerings and customer service while taking the prudent steps necessary to weather this economic environment and be well-positioned when the inevitable recovery occurs,” added Olivier.

For additional information, please refer to ARI’s quarterly report on Form 10-Q for the third fiscal quarter ended April 30, 2009, filed with the SEC on June 15, 2009.

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Third Quarter Earnings Conference Call

ARI’s Q3 FY2009 Earnings Release Conference Call is scheduled for Thursday, June 18, 2009 at 4:30 PM Eastern Time.  To participate in the conference call, please dial-in at least five minutes prior to the start time at (800)214-0694 and enter the password 825449.

A replay of this conference call and the information presented during the call will be available after 8:00 PM Eastern Time on June 19th at ARI’s website, www.arinet.com.  Click on the “Company” link and select “Investors” to access the information.

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves approximately 100 manufacturers and 190 distributors worldwide. Additionally, ARI provides electronic parts catalogs, dealer websites and/or professional marketing services to more than 25,000 dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, marine, recreation vehicles, appliances, agricultural equipment, floor maintenance, auto and truck after-market parts and construction. For more information on ARI, please visit our websites: www.arinet.com and www.channelblade.com.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2008 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Donna Wycklendt

ARI Network Services, Inc.

Tel: (414) 973-4331

Fax: (414) 973-4618

Email: wycklendt@arinet.com

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ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Data)
	(Unaudited)	(Audited)
	April 30	July 31
	2009	2008
ASSETS
Current Assets:
Cash	$ 1,083	$ 1,086
Trade receivables, less allowance for doubtful accounts of $285
and $175 at April 30, 2009 and July 31, 2008, respectively	1,644	1,304
Work in Process	161	264
Prepaid expenses and other	447	392
Deferred income taxes	-	330
Total Current Assets	3,335	3,376
Equipment and leasehold improvements:
Computer equipment	6,199	5,647
Leasehold improvements	305	198
Furniture and equipment	3,402	2,842
	9,906	8,687
Less accumulated depreciation and amortization	7,888	7,523
Net equipment and leasehold improvements	2,018	1,164

Deferred income taxes	2,509	2,412
Goodwill and unallocated acquired intangibles (Note 4)	7,115	2,196
Other intangible assets	1,217	1,396
Other long term assets	57	53

Capitalized software product costs:
Amounts capitalized for software product costs	13,717	13,209
Less accumulated amortization	12,232	11,613
Net capitalized software product costs	1,485	1,596
Total Assets	$ 17,736	$ 12,193

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current borrowings on line of credit	$ 500	$ 700
Current portion of notes payable	376	676
Accounts payable	314	408
Deferred revenue	4,796	5,071
Accrued payroll and related liabilities	1,100	922
Accrued sales, use and income taxes	44	80
Other accrued liabilities	1,010	899
Current portion of capital lease obligations	95	95
Total Current Liabilities	8,235	8,851

Non-current liabilities
Notes payable	5,000	116
Long-term portion of accrued compensation	77	97
Capital lease obligations	167	233
Total Non-current Liabilities	5,244	446

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at April 30, 2009 and July 31, 2008	-	-
Junior preferred stock, par value $.001 per share, 100,000
shares authorized; 0 shares issued and outstanding
at April 30, 2009 and July 31, 2008	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 7,693,510 and 6,971,927 shares issued and outstanding at
April 30, 2009 and July 31, 2008, respectively	7	7
Common stock warrants and options	748	501
Additional paid-in-capital	95,681	95,148
Accumulated deficit	(92,170)	(92,708)
Other accumulated comprehensive loss	(9)	(52)
Total Shareholders' Equity	4,257	2,896
Total Liabilities and Shareholders' Equity	$ 17,736	$ 12,193
See accompanying notes

Note:  The balance sheet at July 31, 2008 has been derived from the audited balance sheet at that date but does not include all of the   information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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ARI Network Services, Inc.
Consolidated Statements of Income - Unaudited
(Amounts in Thousands, Except Per Share Data)
	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	April 30		April 30
	2009	2008	2009	2008

Revenue	$ 4,166	$ 4,158	$ 12,290	$ 12,604
Cost of products and services sold*	768	674	2,229	2,201

Gross Margin	3,398	3,484	10,061	10,403

Operating expenses:
Depreciation and amortization+	233	180	691	561
Customer operations and support	307	252	838	788
Selling, general and administrative	2,323	2,292	6,627	6,976
Software development and technical support	257	333	1,033	1,021

Net operating expenses	3,120	3,057	9,189	9,346

Operating income	278	427	872	1,057

Other expense	(23)	(9)	(88)	(60)

Income before provision for income taxes	255	418	784	997

Income tax benefit (expense)	(29)	9	(246)	8
Net income	$ 226	$ 427	$ 538	$ 1,005

Weighted average common shares outstanding:
Basic	7,099	6,659	7,040	6,650
Diluted	7,115	7,069	7,056	7,060

Net income per share:
Basic	$ 0.03	$ 0.06	$ 0.08	$ 0.15
Diluted	$ 0.03	$ 0.06	$ 0.08	$ 0.14

*	includes amortization of software products of $200, $187, $619 and $568, respectively and excludes other depreciation and amortization included in operating expenses

*	exclusive of amortization of software products included in cost of sales

See accompanying notes